THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), NOR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND HAS BEEN TAKEN FOR INVESTMENT PURPOSES ONLY. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER THE ACT AND QUALIFICATION UNDER APPLICABLE STATE LAW WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO BORROWER THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

SECOND AMENDED AND RESTATED
CONVERTIBLE PROMISSORY NOTE

$50,000	January 31, 2007
Las Vegas, NV

This Second Amended and Restated Convertible Promissory Note (the “Second Restated Note” or “this Note”) is hereby issued by Language Access Network, Inc., a Nevada corporation (“Borrower”) to Edward F. Panos (“Lender”). This Note amends and restates in its entirety that certain Convertible Demand Promissory Note dated October 2, 2005 in the principal amount of $50,000.00 (the “Original Note”) that was amended on October 5, 2006 to mature on April 30, 2008.

For Value Received, Borrower hereby unconditionally promises to pay to the order of Lender in lawful money of the United States of America and in immediately available funds, the aggregate principal sum of up to $50,000.00, or, if less, the aggregate principal amount of the borrowing outstanding (the “Principal Amount”) together with accrued and unpaid interest thereon in the amount of 10% per annum until maturity. Interest shall be computed on the basis of a 365-day year or 366-day year as applicable, and actual days lapsed. This Note shall mature three (3) years from the date of issuance (the “Maturity Date”).

1.	Repayment.

The outstanding Principal Amount and all interest accrued thereon shall be payable on the Maturity Date, unless Borrower defaults pursuant to Section 3 below or Lender decides to convert this Note into shares of common stock pursuant to Section 4 below. Borrower may at any time and from time to time prepay the Principal Amount, in whole or in part, without premium or penalty.

2.	Place of Payment; Application of Payments.

All amounts payable hereunder shall be payable to Lender on the Maturity Date in United States dollars at such bank account as shall be designated by Lender in immediately available funds. Payment on this Note shall be applied first to any expenses of collection, then to accrued interest, and thereafter to the outstanding Principal Amount hereof.

3.	Default.

Upon the occurrence of an Event of Default, the unpaid Principal Amount, all unpaid accrued interest thereon and all other amounts owing hereunder may, at the option of Lender, become immediately due and payable to Lender. An Event of Default occurs upon any of the following: (a) if Borrower is not able to pay the Principal Amount of the note along with all interest accrued on the Maturity Date; (b) if any other note holder calls in a note prior to the Maturity Date and the Borrower cannot pay the principal and all accrued interest of that note; (c) if the Borrower becomes unable to pay its debts to vendors as they become due; or (d) the Borrower's insolvency, assignment for the benefit of creditors, application for or appointment of a receiver, filing of a voluntary or involuntary petition under any provision of the United States Bankruptcy Code or amendments hereto or any other United States federal or state statute affording relief to debtors; or there shall be commenced against the Borrower any such proceeding or filed against the Borrower any such application or petition which proceeding, application or petition is not dismissed or withdrawn within sixty (60) days of commencement or filing as the case may be.

4.	Conversion.

Borrower may, at its option, at any time after an Event of Default, upon thirty (30) days written notice to Borrower, which time will allow Borrower to cure the default, but prior to payment in full of any outstanding principal and interest payments on this Note, convert all or any portion of the Note into shares of the Borrower’s common stock, $.001 par value per share (the “Common Stock”) at $0.01 per share.

In addition, no earlier than sixty (60) days from the Maturity Date, Lender may at its option elect to convert the outstanding Principal Amount and unpaid accrued interest thereon as of such date into Common Stock, in accordance with this Section 4. The Lender shall give at least fourteen (14) days prior notice (the “Conversion Notice”) to Borrower of the date on which such conversion is to be effectuated (such date, the “Conversion Date”). On the Conversion Date, Lender may convert the full outstanding Principal Amount and all interest accrued on this Note into shares of Borrower’s Common Stock at $0.01 per share (the “Conversion Price”). Lender shall be deemed to be the shareholder of record as of the Conversion Date with respect to the Common Stock. Within fourteen (14) days subsequent to the Conversion Date, Lender shall surrender this Note to Borrower or its transfer agent, duly marked cancelled and, in exchange therefore, Lender shall receive from Borrower share certificates evidencing the Common Stock in the name or names in which Lender wishes such certificate or certificates for the Common Stock to be issued. If within fourteen (14) days of the Conversion Date, Lender is unable to deliver this Note, Lender shall notify Borrower or its transfer agent that such Note has been lost, stolen or destroyed and shall deliver to Borrower an acknowledgement that the obligations evidenced by this Note, shall have been upon the Conversion Date be deemed fully satisfied, and, if requested by Borrower, Lender shall execute an agreement reasonably satisfactory to Borrower to indemnify Borrower from any loss incurred by it in connection with inability of Lender to deliver such Note.

The Conversion Price shall be adjusted from time to time as follows: (a) in case the Borrower shall, at any time or from time to time, while this Note is outstanding (1) pay a dividend or make a distribution on its common stock in additional shares, (2) subdivide or split its outstanding shares of common stock, or (3) combine its outstanding shares of common stock into a smaller number of shares, the Conversion Price in effect immediately prior thereto shall be adjusted so that the Lender thereafter surrendered for conversion shall be entitled to receive the number of shares of common stock or other securities of the Borrower which it would have owned or have been entitled to receive after the effectiveness of any of the events described above, had such Note been converted immediately prior to the effectiveness of such event.

An adjustment made pursuant to this Section 4 shall become effective, in the case of a dividend, on the payment date retroactively to immediately after the opening of business on the day following the record date for the determination of shareholders entitled to receive such dividend, and shall become effective in the case of a subdivision, split or combination after the opening of business on the day following the day when such subdivision or combination, as the case may be, becomes effective.

5.	Miscellaneous.

Except as otherwise provided herein, Borrower waives presentment and written demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses.

The provisions of this Note shall inure to the benefit of and be binding on any successor to Borrower and shall extend to any holder hereof.

This Note shall be governed by and construed in accordance with the laws of the state of Nevada without regard to conflict of law principles. Borrower shall also pay Lender any and all costs of collection incurred in connection with this Note, including court costs and reasonable attorney’s fees.

BORROWER

LANGUAGE ACCESS NETWORK, INC.

By:	/s/ Michael Guirlinger
Name:	Michael Guirlinger
Title:	President